Morgan Products Ltd.
                              469 McLaws Circle
                            Williamsburg, VA 23185

                                                As of January 1, 1998


Mr. Larry R. Robinette
c/o Morgan Products Ltd.
469 McLaws Circle
Williamsburg, VA  23185


Dear Larry:


            I am pleased to confirm the terms of your continuing employment with Morgan Products Ltd. (the "Company"). This letter agreement supersedes the agreement dated August 19, 1994 between the Company and you.

            1. You will receive an annual salary of $400,000, subject to annual review. In no event shall your annual salary be reduced.

            2. Both you and the Company shall have the right to terminate your employment at any time. Your rights to any payments or continuing benefits in the event of termination of employment shall be governed by the Morgan Products Ltd. Chief Executive Officer Severance Plan adopted by the Company on September 8, 1997.

            3. You will be entitled to participation in the Company"s Profit Sharing and Savings Retirement Plan; Long Term Incentive Plan and the Deferred Compensation Plan.

            4. You will hold the offices of President and Chief Executive Officer of the Company. You agree that you shall, except during the time of any vacation or sick leave, devote the whole of your time, attention and skill during usual business hours (and outside those hours when reasonably necessary to your duties hereunder) to your duties hereunder; you will faithfully and diligently perform such duties and exercise such powers as may be from time to time assigned to or vested in you by the Board of Directors (the "Board") or by the Chairman of the Board; you will implement the decisions of the Board and the Chairman of the Board and use your best efforts to promote the



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interests of the Company.  The Company agrees to use its reasonable best efforts to cause you to be re-elected as a director of the Company, and you agree to serve in such capacity if so re-elected.

            5. You shall be eligible to receive a bonus at the end of each calendar year based upon the Company's performance for such calendar year. Such bonus shall be determined in accordance with the Company's bonus plan for executive officers and you shall receive a bonus of 70% of your annual base salary if the Company meets its budget under the Company's bonus plan then in effect. Such bonus eligibility shall be increased to up to 105% of your annual base salary if the Company exceeds its budget and meets certain targets under the Company's bonus plan then in effect.

            6. So long as you shall be employed by the Company, you shall be entitled to use of the Company automobile, reimbursement of membership dues to one country club, reimbursement of fees paid for preparation of your individual income tax returns and term life insurance in the amount of $2,000,000.

            7. So long as you shall be employed by the Company, you shall be entitled to such expense accounts, vacation time, sick leave, perquisites of office, fringe benefits, medical and dental insurance coverage and disability insurance and other terms and conditions of employment as the Company generally provides to its employees having rank and seniority at the Company comparable to yours.

            8. You acknowledge and agree that this Agreement and the CEO Plan replace and supersede your Employment Agreement dated August 19, 1994, the Change-In-Control Severance Policy adopted in December 1992, as amended in September 1995 (the "1995 Change-In-Control Policy") and the 1994 Special Severance/Retention Plan for Executive Officers effective March 29, 1994 (the "1994 Severance Plan") which are no longer of any force or effect. You further acknowledge and agree that the Company has no further obligation of any kind to you under the Employment Agreement, the 1995 Change-In-Control Policy or the 1994 Severance Plan.

            9. You hereby agree that any and all improvements, inventions, discoveries, formulae, processes, methods, know-how, confidential data, trade secrets and other proprietary information (collectively, "Work Products") within the scope of any business of the Company which you may conceive or make or

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have conceived or made during your  employment with the Company shall be and are the sole and exclusive property of the Company, and that you shall, whenever requested to do so by the Company, at its expense, execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate (i) in order to apply for, obtain, maintain, enforce or defend letters patent of the United States or any foreign country for any Work Product, or (ii) in order to assign, transfer, convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to any Work Product.

            10. In the event of any dispute between the parties hereto arising out of or relating to this Agreement or the employment relationship between the Company and you (except any dispute with respect to paragraph 6 hereof), such dispute may be settled by arbitration as provided in the CEO Plan. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding anything herein or in the CEO Plan to the contrary, if any dispute arises between the parties under paragraph 9 of this letter agreement or
Article 11 of the CEO Plan, the Company shall not be required to arbitrate such dispute or claim but shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding hereunder.

            11. This Agreement (including the documents referenced herein) constitutes the entire agreement between the parties hereto with respect to your employment by the Company and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment, including, without limitation, the Employment Agreement, the 1995 Change-In-Control Policy and the 1994 Severance Plan.

            12. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach


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of such  provision or a waiver of the provision  itself or a waiver of any other provision of this Agreement.

            13. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company (except to any affiliate or successor) or by you.

            14. If any provision of this letter agreement, or portion thereof, is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

            15. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

            16. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            17. You represent and warrant that you are not party to any agreement that would prohibit you from entering into this Agreement or performing fully your obligations hereunder.


                                         Very truly yours,

                                         MORGAN PRODUCTS LTD.


                                         By: /s/Frank J. Hawley, Jr
                                            ------------------------
                                               Frank J. Hawley, Jr.
                                               Chairman of the Board


Accepted and agreed as of the
date first above written.


/s/Larry R. Robinette
-----------------------
LARRY R. ROBINETTE







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